ADDENDUM, DATED THIS 25TH DAY OF MAY, 2011, TO THE ACQUISITION AGREEMENT AND PLAN OF MERGER, DATED AS OF May 2, 2011, BY AND AMONG
HIGHLAND BUSINESS SERVICES, INC. (HGLB), a Nevada corporation,
HIGHLAND SUB CO, (“HBS”), a Nevada corporation, AND
RITEWIRE, INC. (“RITEWIRE”), a Nevada corporation

This addendum (“Addendum”) is entered into on this 25th day of May, 2011 to amend Section 1.7(c) as follows:

(c) Of the 450,000 shares to be issued pursuant to Section 1.7, Fifty Thousand (50,000) HGLB Shares shall be released pro rata to the holders of the RITEWIRE Shares on November 30, 2011, and Four Hundred Thousand (400,000) HGLB Shares shall be released when RITEWIRE and “NERD ALERT”, or any similarly created entity generating revenues under the direct responsibility of Rod Place, achieves annual gross profit (“Gross Profit”), (Gross Profit being gross revenues less cost of revenues, cost of sales, or cost of goods sold) with further deductions therefrom for and on account of (1) any repayments of fees already paid to and received into revenue, or (2) payments of negotiated settlement amounts made to third party customers in connection with compensation for allegedly defective work or otherwise in settlement of any cause of action against RITEWIRE), of Two Million five hundred thousand ($2,500,000) dollars during any twelve consecutive months. In the event that the Gross Profit as defined herein has not been achieved by the end of the tenth anniversary following the date of the closing of this transaction, then in that event, the 400,000 HGLB Shares shall be returned to HGLB and cancelled.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RITEWIRE:
RiteWire, Inc., a Nevada corporation

By: /s/ Rod Place
Rod Place, President

HGLB:
Highland Business Services, Inc.
a Nevada corporation

By:/s/ Wright W. Thurston
Wright W. Thurston, President

HBS:
HBS Sub Co
a Nevada corporation

By: /s/ Wright W. Thurston
Wright W. Thurston, President